EXHIBIT 23.2

REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of Lexar Media, Inc.

Our audits of the consolidated financial statements referred to in our report dated January 28, 2003 appearing in the 2002 Annual Report to shareholders of Lexar Media, Inc. also included an audit of the financial statement schedule listed in Item 15(a)(2) of the Form 10-K for the year ended December 31, 2002. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PRICEWATERHOUSECOOPERS LLP

San Jose, California

January 28, 2003